Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated February 22, 2006 on our audit of the balance sheets of Avalon Energy Corporation as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 and from inception (January 1, 1996) through December 31, 2005, for the registration of up to 4,200,000 shares of its common stock.

/s/ DMCL

Dale Matheson Carr-Hilton LaBonte LLP

Vancouver, Canada

September 28, 2006